Exhibit 10.55

SIXTH AMENDMENT TO LEASE

SIXTH AMENDMENT TO LEASE (the “Sixth Amendment”) dated as of this 21st day of December, 2011 by and between BP BAY COLONY LLC, a Delaware limited liability company (as successor-in-interest to BCCC Property LLC, “Landlord”) and LIONBRIDGE TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS

Landlord’s predecessors-in-interest, and Tenant are parties to that that certain Lease dated as of February 13, 1997 (the “Original Lease”) as affected by those certain letter agreements dated March 28,1997 and January 29, 1999 respectively (collectively, the “Letter Agreements”), as amended by (i) that certain First Amendment to Lease dated as of June 29, 1999 (the “First Amendment”), (ii) that certain Second Amendment to Lease dated as of December 10, 1999 (the “Second Amendment”), (iii) that certain Third Amendment to Lease dated as of September 13, 2002 (the “Third Amendment”), (iv) that certain Fourth Amendment to Lease dated as of March 9, 2004 (the “Fourth Amendment”) and (v) that certain Fifth Amendment to Office Lease dated July 3, 2008 (the Original Lease, the Letter Agreements, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment being hereinafter referred to collectively as the “Existing Lease”), pursuant to which Tenant leases approximately 27,478 rentable square feet of space (the “Existing Premises”) located on the second (2nd) floor of that certain office building located at 1050 Winter Street, Waltham, Massachusetts (the “Building”), which Premises are described with greater particularity in the Existing Lease.

Tenant has determined to lease from Landlord an additional 12,377 square feet of rentable floor area (the “Rentable Floor Area of the Sixth Amendment Additional Premises”) located on the first (1st) floor of the Building, which space is shown on Exhibit A attached hereto and made a part hereof (the “Sixth Amendment Additional Premises”).

Landlord and Tenant are entering into this instrument to set forth said leasing of the Sixth Amendment Additional Premises, to integrate the Sixth Amendment Additional Premises into the Premises and to amend the Existing Lease. The Existing Lease, as modified by this Sixth Amendment, is hereinafter referred to as the “Lease.”

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.

Effective as of March 1, 2012 (the “Sixth Amendment Additional Premises Commencement Date”), the Sixth Amendment Additional Premises shall constitute a part of the “Premises” demised to Tenant under the Lease, so that the Premises (as defined in the Existing Lease) shall include both the Existing Premises and the Sixth Amendment Additional Premises and shall contain a total of 39,855 square feet of rentable floor area. By way of example the option to extend the Term of the Lease provided in Paragraph 7 of the Fifth Amendment shall apply to both the Existing Premises and the Sixth Amendment Additional Premises collectively but not to either space independently.

2.	The Term of the Lease for both the Existing Premises and the Sixth Amendment Additional Premises shall be coterminous.

3.	(A) Base Rent for the Existing Premises shall continue to be payable as set forth in the Existing Lease.

(B) Commencing on the Sixth Amendment Additional Premises Commencement Date continuing through the expiration or earlier termination of the Term, Tenant shall pay Monthly Rent for the Sixth Amendment Additional Premises in the amounts set forth below:

Time Period	Monthly Rent	Annual Rent	Rate Per Rentable Square Foot
March 1, 2012 through May 31, 2014	$25,785.42	$309,425.00	$25.00

(C) Monthly Rent for the Premises during the extension option period (if exercised) shall be payable as set forth in Paragraph 7 of the Fifth Amendment.

4.	(A) Tenant’s Share of Operating Expenses and Tax Expenses with respect to the Existing Premises shall continue to be payable as set forth in the Existing Lease.

(B) Commencing on the Sixth Amendment Additional Premises Commencement Date, Tenant shall pay Tenant’s Share of Operating Expenses and Tax Expenses with respect to the Sixth Amendment Additional Premises in accordance with the terms of Paragraphs 2.f and 7 of the Existing Lease; provided, however, that with respect to the Sixth Amendment Additional Premises:

(i)	the Base Year shall be calendar year 2012;

(ii)	the Base Tax Year shall be the fiscal year ending June 30, 2012; and

(iii)	Tenant’s Share shall be 7.66%.

5.	(A) Tenant’s Electrical Charge with respect to the Existing Premises shall continue to be payable as set forth in the Existing Lease.

(B) Notwithstanding anything contained in the Existing Lease to the contrary, Tenant shall pay for the electricity furnished to the Sixth Amendment Additional Premises for lights and plugs and the distribution components of the heating, ventilating and air conditioning system in accordance with the procedure contained in Exhibit B, and Tenant shall pay for such costs as provided in said Exhibit B.

6.

Tenant agrees to accept the Sixth Amendment Additional Premises in “as is” condition and Landlord shall have no obligation to perform any additions, alterations or demolition in the Sixth Amendment Additional Premises nor shall Landlord have any responsibility for the installation or connection of Tenant’s telephone or other communications equipment or systems. In the event that Tenant elects to perform any alterations, additions or improvements in or to the Sixth Amendment Additional Premises, Landlord shall manage the same on Tenant’s behalf for a construction management fee equal to four percent (4%) of the so-called hard construction costs of such work.

7.	Effective as of the Sixth Amendment Additional Premises Commencement Date and subject to the other provisions of the Lease (including, without limitation, Paragraph 51 thereof as added by the Fourth Amendment), during the term of the Lease, (i) Landlord shall provide Tenant in the parking areas for the Building, on an unassigned, non-exclusive and unlabelled basis, three (3) parking spaces per 1,000 rentable square feet of the Sixth Amendment Additional Premises, rounded down to the nearest whole parking space (i.e. 37 spaces), all at no additional charge to Tenant, and (ii) as part of the spaces described in the foregoing clause (i), Landlord shall use reasonable efforts to provide Tenant with 12 parking spaces in the underbuilding parking area for the Building, on an unassigned, non-exclusive and unlabelled basis.

8.	(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Sixth Amendment and in the event any claim is made against Landlord relative to dealings by Tenant with brokers, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Sixth Amendment and in the event any claim is made against Tenant relative to dealings by Landlord with brokers, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

9.

As an inducement to Landlord to enter into this Sixth Amendment, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of the Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an Event of Default by Tenant under Paragraph 25.a(5) of the Original Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Paragraph 14.b of the Original Lease, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of the Lease.

10.	Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Existing Lease.

11.	Except as herein amended the Lease shall remain unchanged and in full force and effect.

[signatures appear on next page]

EXECUTED as a sealed instrument as of the date and year first above written.

WITNESS:	LANDLORD:

BP BAY COLONY LLC, a Delaware limited liability company

	By:	BP Bay Colony Holdings LLC, its manager

		By:	Boston Properties Limited Partnership, its manager

			By:	Boston Properties, Inc., its general partner

				By:	/s/ David C. Provost
				Name:	David C. Provost
				Title:	SVP

WITNESS:	TENANT:

LIONBRIDGE TECHNOLOGIES, INC.

	By:	/s/ Donald M. Muir
	Name:	Don Muir
	Title:	Chief Financial Officer
Hereunto Duly Authorized

EXHIBIT A

Sixth Amendment Additional Premises

EXHIBIT H

PROCEDURE FOR ALLOCATION OF COSTS OF

ELECTRIC POWER USAGE BY TENANTS

This memo outlines the procedure for allocating charges for electric power for lights, plugs, heating, air conditioning and ventilation to the individual tenant premises within the Building.

1.	Main electric service will be provided by the local utility company to a central utility metering center. All charges by the utility will be read from these meters and billed to and paid by Landlord at rates established by the utility company.

2.	In order to assure that charges for electric service are allocated among tenants in relation to the relative amounts of electricity used by each tenant, meters (known as “check meters”) may be used to monitor tenant electric usage. On each floor there may be one or more check meter(s) serving all of the floor, and on multi-tenant floors Landlord may require that the tenants (at their sole cost and expense) install check meters relating to their premises (to the extent there are no check meters already serving such premises).

3.	Landlord will cause the check meters to be read periodically and will perform an analysis of such information for the purpose of determining whether any adjustments are required to achieve an allocation of the costs of electric service among the tenants in relation to the respective amounts of usage of electricity for those tenants. For this purpose, Landlord shall, as far as possible in each case, cause the check meters to be read to determine usage for periods that include one or more entire periods used by the utility company for the reading of the meters located within the central utility metering center (so that the Landlord may, in its discretion, choose periods that are longer than those used by the utility company – for example, quarterly, semi-annual or annual periods).

4.	Tenant’s share of electricity shall be determined by Landlord on the following basis:

a.	The cost of the total amount of electricity supplied for usage by tenants during the period being measured shall be determined by dividing the total cost of electricity through the central utility metering center as invoiced by the utility company for the same period by the total amount of kilowatt hour usage as measured by the meters located within the central utility metering center (herein called “Cost Per Kilowatt Hour”).

b.	Tenant’s allocable share of electricity costs for the period (“Tenant

Electricity”) shall be determined by multiplying the Cost Per Kilowatt Hour by the number of kilowatt hours utilized by Tenant for such period as indicated by the check meter(s) for Tenant’s Premises.

c.	Where a floor is occupied by more than one tenant, and where some but not all of the tenant spaces on such floor are not separately check-metered, the cost of Tenant Electricity for tenant spaces that are not separately check-metered shall first be determined by the same procedure as set forth in paragraph (b) above (after subtracting out the usage shown on any check meter that runs off such floor meter), and then the allocable share of each tenant on that floor whose space is not separately check-metered shall be determined by multiplying the total costs of Tenant Electricity for that floor by a fraction, the numerator of which is the rentable area leased to such tenant and the denominator of which is the total rentable area under lease from time to time to tenants on said floor (other than those who are separately check metered); provided, however, that if Landlord shall reasonably determine that the cost of electricity furnished to the Tenant at the Sixth Amendment Additional Premises exceeds the amount being paid under this Subsection (c), then Landlord shall charge Tenant for such excess and Tenant shall promptly pay the same upon billing therefor as Additional Rent under the Lease.

d.	Where part or all of the rentable area on a floor has been occupied for less than all of the period for which adjustments are being made, appropriate and equitable modifications shall be made to the allocation formula so that each tenant’s allocable share of costs equitably reflects its period of occupancy, provided that in no event shall the total of all costs as allocated to tenants (or to unoccupied space) be less than the total cost of Tenant Electricity for said period.

e.	Tenant shall make estimated payments on account of Tenant Electricity, as reasonably estimated by Landlord, on a monthly basis at the same time and in the same manner as Tenant’s payments of Monthly Rent.

5.	a. Tenant shall pay to Landlord Tenant’s allocable share of Tenant Electricity costs for the period within thirty (30) days after billing therefor.

b. In lieu of making payments as provided in subsection (a) above, at Landlord’s option, Tenant shall pay to Landlord an amount from time to time reasonably estimated by Landlord to be sufficient to cover, in the aggregate, a sum equal to the Tenant’s allocable share of Tenant Electricity costs for each calendar year during the Lease Term. No later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Lease Term or fraction thereof at the end of the Lease Term, Landlord shall render Tenant a statement in reasonable detail certified by an officer of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, the Tenant’s allocable share of Tenant Electricity costs. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Tenant on account of Tenant’s allocable share of Tenant Electricity costs and the amount of Tenant’s allocable share of Tenant Electricity costs remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. If such statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said statement. Any balance shown as due to Tenant shall be credited against Base Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord. Payments by Tenant on account of Tenant’s allocable share of Tenant Electricity costs shall be deemed Additional Rent and shall be made monthly at the time and in the fashion herein provided for the payment of Monthly Rent.

Tenant shall be required to maintain any meter located within its Premises. Further, Tenant agrees that it will not make any material alteration or material addition to the electrical equipment and/or appliances in the Premises without the prior written consent of Landlord in each instance first obtained, which consent will not be unreasonably withheld, and will promptly advise Landlord of any other alteration or addition to such electrical equipment and/or appliances.